Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-225769, 333-230520, 333-237133, 333-254161, 333-263659 and 333-271841) on Form S-8 and (No.333-261774) on Form S-3 of our report dated March 14, 2024, with respect to the consolidated financial statements of Kezar Life Sciences, Inc.

/s/ KPMG LLP

San Francisco, California
March 14, 2024